UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2022

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

3081 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.0025 par value	NPTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 14, 2022, NeoPhotonics Corporation (“Company”) entered into a Credit Agreement (“Credit Agreement”) with Lumentum Holdings Inc. as Lender (“Lender”), according to the terms defined in the definitive merger agreement between Lender and Company. Under the Credit Agreement, Lender will provide a subordinated, unsecured delayed draw term loan facility (“Credit Facility”) in an aggregate principal amount up to $50 million (the “Loans”) upon the terms and conditions set forth in the Credit Agreement. The Loans will mature on January 14, 2024 unless earlier repaid or accelerated. The Loans may be drawn in minimum amounts of $10 million during the Availability Period (as defined in the Credit Agreement).

The Loans bear interest at the Wall Street Journal “prime rate”, payable monthly in arrears on the first day of each month. The Company’s obligations under the Loans and the Credit Agreement are required to be guaranteed by all of its existing and future subsidiaries (other than certain excluded subsidiaries). The Company will have the right, but not the obligation, to prepay all, but not less than all, of the Loans at any time, together with accrued and unpaid interest on the principal amount prepaid, subject to the terms of the Intercreditor Agreement.

The Company is subject to a number of affirmative and restrictive covenants pursuant to the Credit Agreement, including covenants regarding minimum liquidity, compliance with applicable laws and regulations, payment of taxes, maintenance of insurance, business combinations, incurrence of additional indebtedness, prepayments of other indebtedness and transactions with affiliates, among other covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. The Credit Agreement contains certain specified events of default, the occurrence of which would entitle the Lender to immediately demand repayment of all outstanding principal and accrued interest on the Loans. Such events of default include, among others, failure to make any payment under the Loans when due, failure to observe or perform any covenant under the Credit Agreement or the other transaction documents related thereto (subject in certain cases to specified cure periods), the failure of the Company to be able to pay debts as they come due, the commencement of bankruptcy or insolvency proceedings against the Company, a material judgment levied against the Company, a material default by the Company under other indebtedness, and the occurrence of a change of control.

Additionally, on January 14, 2022, the Company, Lender, and Wells Fargo Bank National Association (“Wells”) entered into a Subordination Agreement (“Intercreditor Agreement”) whereby the Credit Facility will be subordinated to the Amended and Restated Credit Agreement, dated as of June 29, 2021 between the Company and Wells, to the extent and on the terms set forth in the Intercreditor Agreement.

The foregoing summary description of the Credit Agreement and Intercreditor Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and Intercreditor Agreement, which is filed as an exhibit hereto.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 14, 2022, between Lumentum Holdings Inc. and NeoPhotonics Corporation.

10.2	Subordination Agreement, dated as of January 14, 2022, by and among Lumentum Holdings Inc., NeoPhotonics Corporation, the other loan parties party thereto, and Wells Fargo Bank.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHOTONICS CORPORATION

Date: January 19, 2022	By:	/s/ Elizabeth Eby
Elizabeth Eby
Senior Vice President, Finance and Chief Financial Officer
(Principal Financial and Accounting Officer)